Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
          We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-93457, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-90862, 333-107882, 333-114405, 333-116877, 333-117866, 333-127775, 333-132533, 333-140188, 333-142526, 333-148971 and 333-157089; Form S-4 No. 333-112997, and Form S-3 No. 333-157088) of Broadcom Corporation of our report dated January 25, 2008 with respect to the consolidated financial statements and schedule of Broadcom Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Orange County, California
February 3, 2010